Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST COMPLETES ACQUISITIONS OF
SUN MICROSYSTEMS NEWARK CAMPUS
AND ARRAY BIOPHARMA BOULDER CAMPUS
SAN DIEGO, Calif. – July 13, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has completed the previously announced acquisition of the Sun Microsystems, Inc. (Nasdaq: SUNW) campus located in Newark, California, which will be renamed the Pacific Research Center. The property includes ten buildings comprising a total of approximately 1.4 million square feet of primarily office space, as well as undeveloped land. The total purchase price was approximately $214 million, excluding closing costs. Sun Microsystems will lease the campus pursuant to ten leases that conclude in phases over an 18-month period and are cancelable at the tenant’s option with 90 days notice.
“We are pleased to have completed this acquisition, and are very excited about the leasing opportunities we will be able to offer at the Pacific Research Center. Given the limited availability of large contiguous spaces in the San Francisco Bay area and the versatility of the campus, this project can provide an ideal leasing solution for a variety of tenants, including life science, research and development, and other high technology companies,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
BioMed has also completed the previously announced acquisition of the Array BioPharma Inc. (Nasdaq: ARRY) life science campus located in Boulder, Colorado for approximately $45 million, excluding closing costs. Array BioPharma will fully lease the 150,000 square-foot property under a new ten-year triple-net lease.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 49 properties, representing 85 buildings with approximately 7.4 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #